EXHIBIT 99.2

Earnings Conference Call February 18, 2010

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,”

“EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 4th quarter and Full Year, 2009. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Despite today’s challenging economic climate, VASCO is pleased to report that all four quarters of 2009 were profitable quarters.

Revenues for Q4 were $31.9 million, an increase of approximately 10% compared to 4th quarter 2008. Q4 2009 was our 28th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 70% of revenue and our operating income was approximately 17% of revenue.

During the quarter, we sold an additional 428 new accounts, including 60 new banks, and 368 new enterprise security customers. This compares to the fourth quarter a year ago in which we sold 355 new accounts, including 37 banks and 318 enterprise security customers. We now have approximately 9,500 customers, including more than 1,400 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the fourth quarter of 2009, our cash decreased slightly by 5% while our working capital balance increased 7%. At December 31, 2009 our net cash balance was $67.6 million and we had approximately $89 million of working capital. This strong cash balance gives us the flexibility to invest in our growth now the economic storm seems to be over.

In our Q3 2009 Earnings Conference Call, we told you that we believed the financial decline had abated, and we expected our volume of orders to increase during the fourth quarter. We can now confirm our belief that the banking crisis is behind us. The number of new projects in the financial sector is improving, which implies that VASCO is on the path to growth again.

The strategies that we initiated years ago are working.

As you know, it is dangerous to rely on one major business sector as a primary source of revenue, as we did with the financial sector. Additionally, our gross margin was under pressure due to our rapid growth in the banking vertical. After our management reorganization at the end of 2002, the company focused on diversifying its business towards, higher margin, non-banking markets.

In 2001, 94%, or over $21.3 million of our business came from banks. Only 6%, or $1.4 million, was generated from the Enterprise Security sector.

The contrast with 2009 is huge. Last year, 74%, or $74.9 million of our business came from banks, while 26%, or $26.8 million, was Enterprise Security business.

So, I repeat, we believe that our strategies are working.

Our business mix between banking and non-banking business, often mentioned by Jan during previous quarters, made the company’s revenue streams more robust. In addition, the mix between high volume/lower margin deals in banking and lower volume/high margin deals in non-banking has reduced the pressure on our gross margins.

The enterprise security sector is going through a transition phase.

With our enhanced product offering, including IDENTIKEY and aXsGUARD, we are able to compete in areas that were previously our competitors’ strong points. In fact, we have recently experienced an increase in the number of competitive wins and conversions from other vendors’ systems to VASCO. We believe that the focus of some of our competitors is no longer on the authentication of employees. We are ready to take advantage of that shift in focus.

Our non-banking business is more than just Enterprise Security. In the b-to-c e-commerce sector, we are making great progress in verticals such as e-gaming and e-gambling. Jan will tell you more about this later.

Our margins are also supported by our product mix. Since 2003, the company has invested strongly in its software and server product lines.

In 2003 almost all our revenue came from the sales of hardware DIGIPASS. In 2008 and 2009, this situation changed dramatically. In 2008, 25% and in 2009, 23%, respectively, of our revenue came from non-hardware. We expect that the proportion of non-hardware revenue will grow further during 2010, due to the recent launch of DIGIPASS for iPhone and DIGIPASS for Windows Mobile and due to the growing success of our IDENTIKEY Authentication Server.

We can state that our 2002 strategies to diversify our business and our product range have allowed VASCO to report 4 profitable quarters during 2009. We are convinced that this business model will keep bearing fruit in the years to come.

But now it’s time to start the next phase in VASCO’s history. We are pleased to announce Digipass as a Service, (DaaS™). With our “DIGIPASS as a Service”, we plan to create even more shareholder value AND to reach out to thousands of applications that were never in our reach before. Jan will tell you more about this exciting new announcement during his remarks.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and gentlemen, 2009 was a profitable year for VASCO thanks to our business and product mix, cost control, the right investments.

As Ken already mentioned, we believe that the banking crisis is over for VASCO, and that we can start growing again.

For 2010, we have two different strategies:

First, we will continue our end-to-end authentication strategy. This is our traditional business strategy.

We sell authentication products:

•	to banks for customer security

•	to corporations for employee security but also for customer security

•	to b-to-c companies for customer security

Secondly, we will implement our DIGIPASS as a Service strategy.

With DIGIPASS as a Service (DaaS™), we are able to secure a multitude of different applications with one and the same DIGIPASS credential.

In end-to-end security, these are our objectives for 2010:

In the banking market, we will continue our efforts to become even more dominant. We see that the financial sector is recovering from the crisis. We have proven in the fourth quarter that we are already taking advantage of that revival.

In Enterprise Security, we will keep strengthening our channel and invest in the further training of our partners. As I said in previous calls, our SEAL training team is doing a great job here. In application security, or b-to-c, we want to copy the success that we have in the banking vertical.

Therefore, we are developing several competence centers:

The first is the financial sector, including retail and corporate banking, but also brokerage and insurance.

The second is e-gaming and e-gambling, our latest hit.

The third is the government sector.

The fourth competence center will be securing the Software as a Service and ASP sector.

DIGIPASS as a Service is a brand new business for VASCO.

Many online applications can not benefit from strong authentication, due to two reasons:

1.	the relatively low value of the accounts, such as a social network site;

2.	the relatively low frequency of use, such as a frequent flyer account.

This is the home turf of DIGIPASS as a Service.

DIGIPASS as a Service allows customers to secure a multitude of enterprise and end-user applications with one single DIGIPASS credential. This means that a company will be able to secure common access to its webmail, network, ERP, CRM, etc.

This also means that a consumer will be able to securely bank online, buy tickets over the Internet, play Internet e-games, access his/her social network account with one and the same DIGIPASS.

VASCO’s DIGIPASS as a Service (DaaS™) is built around VACMAN, VASCO’s core authentication engine and IDENTIKEY, VASCO’s leading authentication server.

At the end-user side, VASCO positions its entire range of over 50 hard- and software DIGIPASS client authentication products. In addition, VASCO boosts its efforts to embed its authentication solutions in the products of the world’s leading technology companies.

For application owners and companies, the benefits of VASCO’s DIGIPASS as a Service are obvious:

•	Extra service to end users,

•	Potential source of revenue,

•	Lower Total Cost of Ownership: the costs of the authentication are shared among several parties. This brings strong authentication into almost every online application’s scope,

•	Ease of distribution and fulfilment,

•	Shared back office costs,

•	Short roll out times,

•	Protection against lost revenue due to account sharing.

The launch of VASCO’s DIGIPASS as a Service (DaaS™) offering is a giant step in the company’s evolution. We believe that the combination of VASCO’s DaaS™ with our existing end-to-end authentication solutions will bring any existing online application into the reach of VASCO’s market leading DIGIPASS authentication.

As a conclusion, I would like to thank all the VASCO people for their great work during the challenging year 2009. 2010 bring us another story. A more positive story. We are convinced that 2010 will be a good year for the company and all its stakeholders.

Thank you, Jan

Introduce Cliff Bown:

Now, I would like to introduce Cliff Bown, VASCO’s Chief Financial Officer.

Comments by Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the fourth quarter of 2009 were $31.9 million, an increase of $3.0 million or 10% from the fourth quarter of 2008. For the full year, revenues were $101.7 million, a decrease of $31.3 million or 24% from the comparable period in 2008.

The increase in revenue for the fourth quarter reflected increases in revenues from both the banking and enterprise and application security markets. The decrease in revenue for the full year reflected a significant decline in revenues from the banking market partially offset by increase in revenues from the enterprise security market. Revenues from the banking market increased 3% for the fourth quarter and decreased 31% for the full year of 2009 when compared to the same periods in 2008. Revenues from the enterprise and application security market increased 45% and 11% for the fourth quarter and full year of 2009, respectively, when compared to the same periods in 2008.

It should also be noted that the comparison of revenues was positively impacted by the stronger U.S. dollar in the fourth quarter of 2009. We estimate that revenues in the fourth quarter of 2009 were approximately $1.8 higher than they would have been had the exchange rates in 2009 been the same as in 2008. For the full year, however, the U.S. dollar was weaker than it was for the full year 2008, resulting in an estimated reduction in revenues of $2.5 million in 2009 when compared to 2008.

The percentage of revenue coming from the enterprise and application security market increased in 2009 when compared to 2008. The distribution revenue in the fourth quarter of 2009 between our two primary markets was approximately 76% from Banking and 24% from Enterprise and Application Security. This compares to 82% from Banking and 18% from Enterprise and Application Security in Q4 2008.

For the full year of 2009, 74% of our revenue was from Banking and 26% from Enterprise and Application Security and compares to 82% from Banking and 18% from and Application Enterprise Security for the full year of 2008.

Our revenues continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the fourth quarter was approximately 70% from Europe, 9% from the U.S., 10% from Asia and the remaining 11% from other countries.

For the full year 2009, approximately 72% of our revenue came from Europe, 7% from the U.S., 9% from Asia and the remaining 12% from other countries.

Gross profit as a percentage of revenue for both the fourth quarter and full year of 2009 was approximately 70%. In 2008, gross profit as a percentage of revenue was 65% and 69%, for the fourth quarter and full year, respectively.

The improvement in gross profit for the fourth quarter of 2009 compared to the fourth quarter of 2008 was primarily due to two factors:

One, the fourth quarter of 2008 included an impairment charge of $1.3 million related to development costs of a project that did not result in revenues as expected; and two, the fourth quarter of 2009 benefited from the release of $390 thousand dollars of warranty reserves that were determined to no longer be needed.

Other factors that impacted our gross margin rate for the quarter largely offset each other. Compared to the fourth quarter of 2008, the fourth quarter of 2009 benefited from stronger currency rates and a higher percentage of our business coming from the enterprise and application security area, but reflected lower non-hardware revenues as a percentage of total revenues and included more card readers as a percentage of total revenue. As noted in prior calls, sales into the enterprise and application security market and revenues from our non-hardware revenues generally have higher gross margin rates while our card readers have lower gross margin rates due to competitive pricing pressures. Our non-hardware revenues and revenues from card readers represented 24% and 17% of total revenue, respectively, in the fourth quarter of 2009 compared with 32% and 11%, respectively, in the fourth quarter of 2008.

For the full year, the gross margin rate in 2009 was comparable to the rate in 2008. Again, while the rates were comparable, there were a number of offsetting factors, which included the benefit from the aforementioned reserve adjustments and the increase in revenues from the enterprise and applications security business, partially offset by the unfavorable change in currency rates. The change in non-hardware revenue as a percentage of total revenue and the percentage of card readers sold were not major factors in the full-year comparison. Non-hardware revenue as a percentage of total revenue was 23% in 2009 compared to 25% in 2008. Card readers represented 18% of total revenues in 2009 compared to 17% in 2008.

Operating expenses for the fourth quarter of 2009 were $17.0 million, which is essentially unchanged from the fourth quarter of 2008. Operating expenses for the full year of 2009 were $57.7 million, a decrease of $6.1 million or 10% from the same period in 2008.

Operating expenses for the fourth quarter of 2009 included $475,000 of expense related to stock-based incentive plans. For the full year of 2009, operating expenses included a benefit of $309 thousand related to stock-based incentive plans. As noted in our the first quarter conference call, we reversed of approximately $2.0 million of accruals that had been established in prior years for long-term, incentive-based compensation plans where it is no longer likely that the performance targets will be met. Stock-based incentive plan expenses in the fourth quarter and full year of 2008 were $833,000 and $3,117,000, respectively.

It should also be noted that the comparison of operating expenses in 2009 to 2008 was negatively impacted in the fourth quarter by the stronger U.S. dollar, but positively impacted for full year 2009 by the weaker U.S. dollar. We estimate that expenses were $1.2 million higher in the fourth quarter and $3.1 million lower for the full year than they would have been had the exchange rates in 2009 been the same as in 2008.

For the fourth quarter, including the negative impact of currency, operating expenses decreased by $1.3 million, or 13% in sales and marketing, increased by $395,000 or 14% in research and development, and increased by $986,000 or 24% in general and administrative when compared to the fourth quarter in 2008. The decrease in the sales and marketing expense primarily reflected lower compensation expenses resulting from lower average headcount and lower long-term incentive plan costs, lower marketing expense and lower travel expense partially offset by the unfavorable impact of the change in currency rates. The increase in research and development expense primarily reflected higher compensation costs resulting from higher average headcount and the unfavorable impact of change in currency rates. The increase in the general and administrative expense primarily reflected increased compensation expense related to higher direct compensation costs, increased depreciation, increased software licensing costs and the impact of the unfavorable change in currency rates. Our average total headcount in the fourth quarter of 2009 was 6 persons, or 2%, lower than the average headcount in the fourth quarter of 2008. The decrease in average headcount included a decrease of 13 persons in the sales, marketing and operations groups partially offset by an increase of 7 persons in R&D.

For the full year of 2009, operating expenses decreased by $5.1 million, or 14% in sales and marketing, and $0.8 million or 5% in general and administrative when compared to the same period in 2008. Research and development expenses were generally flat in 2009 compared to 2008. In addition to the reasons noted for the changes in the fourth quarter, the decreases in expense for the full year reflected the benefit from the favorable change in currency rates and the reduction in stock-based incentive plan compensation expense noted previously. In addition, the reduction in expense was partially offset by an increase in our average headcount in all areas. Our average headcount for the full year of 2009 was 8 persons, or 5%, higher in sales, marketing and operations staff; 14 persons, or 18% higher in R&D staff; and 8 persons, or 21% higher in general and administrative staff.

Operating income for the fourth quarter of 2009 was $5.4 million, an increase of $3.6 million or 197% from the $1.8 million reported in the fourth quarter of 2008. For the full year, operating income was $13.4 million in 2009, a decrease of $14.7 million or 52% from the $28.1 million reported in 2008.

Operating income as a percent of revenue, or operating margin, was 16.9% for the fourth quarter and 13.2% for the full year of 2009. In 2008, our operating margins were 6.3% for the quarter and 21.2% for the full year. While we have benefited from our cost containment actions, the decrease in operating margin reflects the fact that we have continued to maintain the investments we made in our infrastructure in 2008 that will be needed to support future growth.

The Company reported income tax expense of $589 thousand for the fourth quarter and $3.5 million for the full year of 2009. The effective tax rate was 10% and 21% for the fourth quarter and full year of 2009, respectively.

For 2008, the Company reported income tax benefit of $411 thousand for the fourth quarter and income tax expense of $4.6 million for the full year. The effective tax rate reported in 2008 was a benefit of 17% for the fourth quarter and an expense of 16% for the full year.

The effective rates in the fourth quarter of both 2009 and 2008 reflect the adjustments need to bring our full-year tax rate to the amount computed for each of our entities. The increase in the tax rate in 2009 compared to 2008 is primarily attributable to reduction in pretax profits. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $7.0 million for the fourth quarter and $18.9 million for the full year of 2009. EBITDA was $4.1 million or 139% higher in the fourth quarter and $12.4 million or 40% lower than in the full year of 2008. The reduction in EBITDA for the full year primarily reflects the reduction in earnings.

The makeup of our workforce as of December 31, 2009 was 294 people worldwide with 156 in sales, marketing and customer support, 92 in research and development and 46 in general and administrative. As noted previously, the average headcount for the fourth quarter of 2009 was 6 persons or 2% lower than the average headcount for the fourth quarter of 2008. The average headcount for the full year of 2009 was 30 persons or 11% higher than the average headcount for the same period in 2008.

Our working capital continued to strengthen during the fourth quarter of 2009 while our cash balances declined slightly. As of December 31, 2009, our net cash balance, which is defined as total cash less bank borrowings, was $67.6 million, a decrease of $3.6 million, or 5% from $71.2 million at September 30, 2009 and an increase of $9.9 million, or 17%, from $57.7 million at December 31, 2008. As of December 31, 2009, our working capital balance was $88.9 million, an increase of $5.6 million, or 7% from $83.3 million at September 30, 2009 and an increase of $13.0 million, or 17%, from $75.9 million at December 31, 2008. We had no debt outstanding during the year.

During the quarter our Days Sales Outstanding in accounts receivable increased to 90 days as of December 31, 2009 from 85 days at September 30, 2009 and from 79 days at December 31, 2008. The increase in DSO was primarily related to the timing of when sales were made in the quarter.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

At our Earnings Call last year at this time, given the uncertainty created by the continued turmoil in the worldwide economy, VASCO decided to temporarily discontinue its practice of providing annual guidance. That was a year ago and the picture is much clearer today. I am pleased to announce that we are once again offering guidance to the market. As in the past, we only comment on annual numbers, not quarterly numbers.

•	First, we are offering guidance that full-year 2010 revenue will grow from 15% to 20% over full-year 2009.

•	Second, we are offering guidance that full-year 2010 operating income will range between 5% to 10% of revenue.

This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people, our newly announced Digipass as a Service, or DaaS™, and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to a more software-centric company with a focus on recurring revenues.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions,

Q&A Session:

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in our next Earnings Conference Call for Q2, 2010. As always, you can rely on VASCO’s people to do their very best!